Exhibit 23.1

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Stock Option Plan for Directors, Equity Ownership Plan and the 1996 Employee Stock Purchase Plan of Hvide Marine Incorporated and to the incorporation by reference therein of our report dated March 28, 1996, except the first paragraph of Note 14, as to which the date is May 10, 1996, with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Registration Statement (Form S-1 No. 33-78166), filed with the Securities and Exchange Commission.



ERNST & YOUNG LLP
Miami, Florida
December 10, 1996